[Letterhead of Centrus]

September 4, 2013

Mr. Doug Reynolds, President and CEO
Energy Services of America
100 Industrial Lane
Huntington, WV   25702

Re:           Engagement of Centrus Group, Inc. to Provide Professional Services

Dear Mr. Reynolds,

This letter confirms the terms and conditions of the engagement by Energy Services of America (“Client”) of Centrus Group, Inc. (“Centrus”).  The Client has engaged Centrus to provide professional services in connection with the Client’s efforts to implement a restructuring plan.  Centrus will provide services to the Client as its Financial Advisor (“FA”). This engagement will include Centrus’ monitoring and reviewing the Client’s progress. This engagement does not include written or verbal reports, analysis, evaluations or recommendations and is not a detailed verification or analysis of facts.  Should the Company or its secured lenders desire a written report or analysis to be prepared for the Company, we will be glad to assist.

The scope of the work shall include the following:

1.
Weekly review of all sources and uses of cash including deposits, disbursements and review of all expenditures including the review of the weekly Cash Flow Profroma Report, prior to the weekly Bank Meeting.

2.	Review of the monthly financial report provided in a timely manner enabling the FA to review the prior month’s financial performance with the Board of Directors.
3.
The FA, in consultation with the President, will be provided direct access to the Secured Creditors.  The FA has the authority to meet privately with the Secured Creditors; and with consultation with the President, otherwise provide information; the Secured Creditors may reasonably request reports, analysis or such other data as.

4.	Communications with the Clients Board of Directors on a regular basis.
5.	Attend weekly bank meeting.
6.	Review all job bids over $5 million
7.	Other advisory services as requested by the Client.
8.	Communications with the Client to assure its awareness of all activities in which Centrus is involved.

Fees for our services will be based upon the actual number of hours incurred at hourly rates ranging from $275 (senior consultant) to $375 (senior partner) and will be billed weekly, together with out-of-pocket expenses incurred, payable within one week of receipt.  Hourly rates are subject to periodic adjustment.  Robert Cohen will be working on this account and will be billed at $375 an hour.  If necessary and approved by the Client, Centrus will draw on services of other Centrus members, agents and representatives as needed.  Any other services to be provided by Centrus outside of the scope of activities specifically identified above shall be provided based upon the mutual agreement of both Centrus and the Client.
Centrus agrees to provide notice to the Client when Centrus has incurred fees and expenses totaling $5000.00 within a given month.  The CEO of the Client must approve any fees and expenses between $5000.00 and $10,000 within a given month.  Fees and expenses over $10,000.00 within a given month must receive the approval of the Secured Lender bank group and the Board of Directors of ESA.

Centrus shall maintain a $10,000.00 retainer, which will be applied against the final invoice provided to the Client.  Centrus is presently holding a $25,000.00 retainer from the Client, and will refund $15,000.00.  Furthermore, should this engagement with Centrus be expanded, with approval of the Board of Directors and the Bank Group to include securing alternative financing or assisting in the ultimate sale of the Company, Centrus will be compensated at the rate of 5% of the gross dollar amount of the total amount refinanced and/or gross sales price, in addition to the hourly billing rates noted above.

The professional services provided by Centrus are general in nature, are for the sole benefit and evaluation by the Client, and are only recommendations.  The Client or the Company always has the right to accept, reject or modify Centrus’ recommendations.  Any decisions based on Centrus’ recommendations remain solely those of the Client and/or the Company.  The Client acknowledges and represents it will make its own analysis, evaluation and determination based on its own experience, knowledge, facts, thoughts and considerations on any and all business matters even though it may consider Centrus’ recommendations when making decisions

It is agreed that all professional services will be performed on a confidential basis.  Any information that Centrus requests of the Client will be for the sole purpose of accomplishing the services as described above, and such information shall be used for no other purposes.  Such information will be held in confidence and not used, disclosed to others, or in any way used by Centrus for any purposes other than as specifically provided for by the terms of this engagement letter.  Centrus will restrict dissemination of any information provided or disclosed to us or to our employees, members, representatives and agents who have an actual need to know, and are informed by us of the confidential nature of the information and the obligations herein.  All such information shall remain the sole property of the Client and Centrus shall obtain no right of any kind to any of the information.  Upon written notice, Centrus will promptly return all writing, records, documents and copies containing and/or referencing any of the confidential information.

The Client releases Centrus and its employees, members, agents, and representatives (including anybody working on the engagement and their respective corporate entities) from all liability to it or to any of its owners, shareholders, employees, agents, customers, clients or assigns.  This release includes any and all damages, claims, allegations, liabilities, costs or expenses (including attorney fees) arising out of or related to the services and consulting provided by Centrus and its employees, members, agents, and representatives (including anybody working on the engagement and their respective corporate entities.)  The Client further agrees to immediately defend, indemnify in full and hold Centrus and its employees, members, agents, and representatives (including anybody working on the engagement and their respective corporate entities) harmless from any and all damages, claims, allegations, liabilities, costs or expenses (including attorney fees) asserted by the Client’s owners, shareholders, employees, agents, customers, clients and assigns or by any third party based upon any aspect of the consulting services or the business relationship between the Client, the Company and Centrus.  These release and indemnification provisions shall survive termination of this contract.  This contract shall be construed according to the laws of the State of Ohio and the venue for litigation of any disputes shall be state court in Cabell County, WV.

The release and indemnification provisions specifically include special, incidental, consequential, punitive or exemplary damages or indirect loss or damage, including lost profits or lost savings, whether or not such are foreseeable and whether or not Centrus, its employees, members, agents, or representatives has been advised of the possibility of such damages.  In short, the release and indemnification provisions are designed to provide the greatest release and indemnification permitted by law.  If the release and indemnification are unenforceable in any way, they shall be enforced to the maximum extent possible (“blue-penciled”) and liability limited to the amount of fees paid to Centrus for services rendered to the Client.  Centrus shall not be liable for any actions of any kind taken by the Client or the Company or its management prior to the engagement of Centrus.

In the event of a dispute, each of the parties agrees to submit to binding arbitration to resolve any and all differences and disputes which may arise between them (and their heirs, successors, assigns, employees, officers, directors, affiliates, subsidiaries, shareholders, members, agents or representatives) related to this agreement, any other agreement between the parties, or otherwise arising between the parties.  If a party fails to submit to arbitration and it is necessary to compel arbitration, the party successfully compelling arbitration shall be entitled to recover attorneys’ fees.  Prior to initiating arbitration, the parties shall first meet face-to-face to affect a resolution of the differences.  Any differences, which the parties are unable to resolve in said face-to-face meeting, shall be heard and finally settled in Cabell County, WV, or in any other location mutually agreed upon by the parties, by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Such arbitration shall be initiated in the office of the American Arbitration Association.  Any award entered in any such arbitration shall be final, binding and may be entered and enforced in any court of competent jurisdiction.

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company.

This agreement is a full and complete agreement of the terms of the agreement between the parties. No other agreements or representations have been made by either of the parties. This agreement represents a termination of the November 28, 2012 agreement between the Client and Centrus.  This Agreement shall commence upon the execution of this document and shall continue through May 31, 2014.  The Agreement may be terminated by written notice by either party.

If you are in agreement with the foregoing terms of our engagement, please sign and date in acknowledgment in the space provided below and return via facsimile and via overnight mail one executed original of this letter.

We appreciate this opportunity to be of assistance and look forward to working with you in this matter.

Sincerely yours:

CENTRUS GROUP, INC.

/s/ Robert L. Cohen

Robert L. Cohen, Principal

Above Terms Agree to and Accepted:

CLIENT COMPANY NAME

By: /s/ Douglas Reynolds	Date: 9/5/13

Name: Douglas Reynolds